Exhibit 99.1
Item 6. Selected Financial Data.
     The selected financial data presented below for the years ended December 31, 2005, 2004 and 2003, and at December 31, 2005 and December 31, 2004, are derived from our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The selected financial data for the years ended December 31, 2002 and 2001, and at December 31, 2003, 2002 and 2001, are derived from our audited consolidated financial statements not included herein. The selected financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K.
Psychiatric Solutions, Inc.
Selected Financial Data
As of and for the Years Ended December 31,

	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)
Income Statement Data:
Revenue	$715,324	$470,969	$277,575	$113,912	$43,999
Costs and expenses:
Salaries, wages and employee benefits	392,309	254,897	142,292	62,326	26,183
Other operating expenses	202,149	143,560	95,025	35,716	11,322
Provision for doubtful accounts	13,498	10,794	6,312	3,681	662
Depreciation and amortization	14,738	9,808	5,707	1,770	945
Interest expense	27,056	18,964	14,778	5,564	2,660
Other expenses (1)	21,871	6,407	5,271	178	1,237

Total costs and expenses	671,621	444,430	269,385	109,235	43,009

Income from continuing operations before income taxes	43,703	26,539	8,190	4,677	990
Provision for (benefit from) income taxes	16,836	10,085	3,477	(1,007)	—

Income from continuing operations	$26,867	$16,454	$4,713	$5,684	$990

Net income	$27,154	$16,801	$5,216	$5,684	$2,578

Basic earnings per share from continuing operations	$0.60	$0.54	$0.23	$0.47	$0.10

Basic earnings per share	$0.61	$0.55	$0.26	$0.47	$0.26

Shares used in computing basic earnings per share	44,792	29,140	16,740	12,222	10,020
Diluted earnings per share from continuing operations	$0.58	$0.47	$0.20	$0.43	$0.09

Diluted earnings per share	$0.59	$0.48	$0.22	$0.43	$0.24

Shares used in computing diluted earnings per share from continuing operations	46,296	35,146	23,498	13,972	10,618
     See Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to Consolidated Financial Statements describing the reclassification from continuing operations to discontinued operations of eight contracts to manage state-owned facilities in Florida. We exited three contracts during 2006, two contracts during 2005 and three contracts during 2004. In 2006, we also sold a therapeutic boarding school.

Psychiatric Solutions, Inc.
Selected Financial Data (continued)
As of and for the Years Ended December 31,

	2005	2004	2003	2002	2001
	(In thousands, except operating data)
Balance Sheet Data:
Cash	$54,700	$33,451	$44,948	$2,392	$1,262
Working capital (deficit)	138,844	39,843	66,446	2,369	(3,624)
Property and equipment, net	378,162	217,927	149,275	33,547	17,980
Total assets	1,175,031	496,684	346,202	90,138	54,294
Total debt	482,389	174,336	175,003	43,822	36,338
Series A convertible preferred stock	—	—	25,316	—	—
Stockholders’ equity	539,712	244,515	91,328	30,549	9,238

Operating Data:
Number of facilities	55	34	24	5	4
Number of licensed beds	6,389	4,295	3,128	699	489
Admissions	77,097	49,484	26,278	14,737	3,027
Patient days	1,392,877	996,840	525,055	145,575	30,511
Average length of stay	18	20	20	10	10

(1)	As a result of our adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, we have reclassified certain losses on refinancing of long-term debt previously reported as an extraordinary item to a component of income from continuing operations for the year ended December 31, 2001.